Electric Fuel

CONTACT:          Matt Bourne                              FOR IMMEDIATE RELEASE
                  G.S. Schwartz & Co.
                  212-725-4500


                       ELECTRIC FUEL CORPORATION ANNOUNCES
                          $10 MILLION PRIVATE PLACEMENT


         October 3, 1996 -- Electric Fuel Corporation, (Nasdaq: EFCX), announced today that it has raised $10.0 million in a private placement of its Common Stock at a price of $6.50 per share with one of its existing stockholders, Leon S. Gross. As a result of this $10.0 million offering, Mr. Gross will now own a total of 3,009,162 shares of Common Stock, or 20.2% of the Company on a fully-diluted basis. After this offering, the Company will have 14,900,495 shares of Common Stock outstanding, on a fully diluted basis, compared to 13,362,033 shares on a fully-diluted basis before the offering. The closing price on The Nasdaq National Market for Electric Fuel's Common Stock on October 2, 1996 was $6 1/8 per share.
         "I believe that this Company represents a tremendous opportunity. Its strategy of targeting the fleet and commercial vehicle markets is the springboard to making all electric vehicles a reality," said Mr. Gross.
         "The financing provides Electric Fuel with significant additional financial resources which allows us to further expand the Company's marketing of its proprietary zinc-air battery technology. This comes at a time when our activities are expanding into Holland and our

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marketing  efforts  are  focusing on South  Africa,  the Far East and the United
States," said Yehuda Harats, Electric Fuel's President and Chief Executive Officer.
         In connection with the Offering, Lawrence M. Miller, Esq., an advisor to Mr. Gross, will be selected to Electric Fuel's Board of Directors pursuant to a voting agreement entered into by the Company, Mr. Gross and certain members of management. In addition, Mr. Gross will be entitled to certain registration rights with respect to his shares.
         The Company will be filing a report on Form 8-K giving further detail on the terms of the Offering.
         This press release contains forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by the statements made above. Among, but not limited to these factors are reliance on the Deutsche Post field test, the uncertainty of the electric vehicle market, significant future capital requirements and certain United States tax consequences to the Company and its wholly-owned subsidiaries as a result of the stock ownership of the Company.
         Electric Fuel Corporation, with corporate offices in New York City and manufacturing and R&D facilities in Jerusalem, Israel, has positioned its zinc-air energy system at the forefront of zero-emission electric-powered transportation.

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